Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Synovus Financial Corp.:
We consent to the incorporation by reference in the registration statement (No. 333-89278, No. 333-143035, No. 333-187464, No. 333-187465 and No. 333-188254) on Forms S-8 and (No. 333-190011 and No. 333-198048) on Forms S-3 of Synovus Financial Corp. of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Synovus Financial Corp.

/s/ KPMG LLP
Atlanta, Georgia
February 29, 2016